Exhibit 10.5

RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT dated as this 30th day of November, 2014, by and between Quest Patent Research Corporation, a Delaware corporation with its principal office at 411 Theodore Fremd Ave, Suite 206S, Rye, New York 10580 (the “Company”), and Jon C. Scahill, residing at (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has engaged Executive as its chief executive officer and desires to continue to obtain the benefits of Executive’s knowledge, skill and ability in connection with managing the operations of the Company and to continue to employ Executive on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to provide his services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth;

WHEREAS, on July 24, 2014, the Company and Executive entered into an executive employment agreement dated as of January 1, 2014, which was superseded by a restated employment agreement dated as of October 30, 2014 (collectively, the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend restate the Prior Employment Agreement in its entirety, with this restated executive employment replacing in its entirety the Prior Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Executive as its President and Chief Executive Officer, and he shall have the duties and responsibilities associated with the chief executive officer of a public corporation. The Executive shall report to the Company’s board of directors (the “Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Chief Executive Officer. Additionally, during the Term, as hereinafter defined, the Company shall include the Executive as one of the Board’s nominees for election as a director of the Company.

(b) The Executive shall serve as a director of the Company or any of its subsidiaries, if elected, and in such executive capacity or capacities with respect to any affiliate of the Company to which he may be elected or appointed, provided that such duties are consistent with those of the Company’s chief executive officer. The Executive shall receive no additional compensation for services rendered pursuant to this Section 1(b).

(c) Unless terminated earlier as provided for in Section 6 of this Agreement, this Agreement shall have an initial term (the “Initial Term”) of three years commencing as of January 1, 2014 and expiring on December 31, 2016, and shall continue on a year-to-year basis unless terminated by either party on not less than 90 days’ written notice prior to the expiration of the Initial Term or any one-year extension. The Initial Term and the one-year extension are collectively referred to as the “Term.”

2. Executive’s Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall devote substantially all of his business time to the performance of his duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.

3. Compensation and Other Benefits.

(a) For his services to the Company during the Term, the Company shall pay the Executive an annual salary (“Salary”) at the rate of $252,000.00. The Executive’s Salary shall be reviewed at least annually by the Company’s compensation committee and may be increased (but not decreased) in the sole discretion of the compensation committee. All Salary payments shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly. In the event that the Company does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Executive.

(b) The Executive shall be entitled to an annual bonus (the “Bonus”) if the Company meets or exceeds performance criteria established by the compensation committee.

(c) The Company shall grant the Executive the following equity incentive compensation:

(i) A warrant to purchase 60,000,000 shares of the Company’s common stock at an exercise price of $0.004 per share, which is not less than the fair market value on the date of this Agreement and is the same price per share as reflected in the Prior Employment Agreement, the warrant being immediately exercisable and having an exercise period which ends on March 1, 2018.

(ii) A restricted stock grant of 30,000,000 shares of the Company’s common stock, pursuant to which the Executive’s right to the share vests on January 15, 2015, provided, that the if the Executive is not employed by the Company at such date other than as a result of his death or disability his rights to the shares shall be forfeited; provided, further, that the Executive shall have the voting rights to the shares immediately upon issuance.

(iii) The Executive shall be eligible to participate in any equity incentive plan which the Company may, from time to time, adopt, it being understood that any awards or grants pursuant to such plans shall be in the sole discretion of the compensation committee.

(iv) The Executive acknowledges that (A) the equity incentive compensation set forth in s 3(d)(i) and 3(d)(ii) of this Agreement replaces and supersedes any incentive compensation authorized or granted pursuant to the Prior Employment Agreement as well as any other agreements or understandings, formal or informal, which were executed or agreed upon prior to the execution of this Agreement, and (B) no previously authorized equity compensation has been issued to the Executive.

(d) In addition to Salary, Bonus and equity incentive, the Executive shall receive the following benefits during the Term, to the extent that they are provided to other key employees of the Company :

(i) Major medical health insurance for the Executive and members of his immediate family.

(ii) Accident and life insurance and officer’s life insurance to the extent such benefits.

(iii) Retirement plans, including 401(k) plans.

(iv) Other benefit plans.

(v) Vacation in accordance with Company policy; provided, that the Executive shall be entitled to not less than four weeks of vacation per year, which may be taken in accordance with the Company’s vacation policy; provided, that the Executive shall not be entitled to carry more than two weeks of vacation time to another year.

(vi) A laptop computer, with normal business software installed, and a cellular phone with normal business applications included, and the related telephone service.

4. Reimbursement of Expenses. The Company shall reimburse the Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5. Waiver of Accrued Compensation. In recognition of the Company’s financial condition, the Executive hereby irrevocably and unconditionally forgives and waives his right to receive salary for periods prior to January 1, 2014 in the aggregate amount of $1,167,705.

6. Termination of Employment.

(a) This Agreement and Executive’s employment shall terminate immediately upon the death of the Executive.

(b) This Agreement and Executive’s employment, may be terminated by the Executive or by the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of the Executive which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period.

(c) The Company may terminate this Agreement and the Executive’s employment for cause, in which event no further Salary, Bonus or other benefits shall be payable to Executive subsequent to the date of termination. The term “Cause” shall mean:

(i) repeated failure to perform material instructions from the Board, provided that such instructions are reasonable and consistent with Executive’s duties as set forth in Section 1 of this Agreement, which failure shall not have been cured within 30 days of his receipt of written notice setting forth in reasonable detail the nature of such failure;

(ii) a breach of Sections 7, 8 or 9 of this Agreement;

(iii) fraud, dishonesty, gross misconduct or other breach of trust whereby the Executive obtains personal gain or benefit at the expense of or to the detriment of the Company;

(iv) a conviction of or plea of nolo contendere or similar plea by the Executive of any felony;

(v) a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft or misappropriation of property;

(d) If the Company proposes to terminate this Agreement pursuant to clause (i) of Section 6(c), and the Executive disputes the basis for termination, the Executive shall have a reasonable opportunity to respond to the Board and to be represented before the Board by counsel.

(e) The Executive may terminate this Agreement on 30 days’ written notice for Good Reason. As used in this Agreement, the term “Good Reason” shall mean:

(i) Any change in the duties to be performed by the Executive, without the consent of the Executive, which represent a diminution of the duties set forth in Section 1 of this Agreement or which are inconsistent with the duties set forth in said Section 1.

(ii) Any change in the Executive’s title, without the consent of the Executive, such that the Executive is no longer the Company’s chief executive officer.

(iii) Any termination by the Executive of this Agreement within twelve months following a change of control of the Company. A change of control shall occur or be deemed to have occurred if (A) any “person” (as such term is used in s 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% percent or more of the combined voting power of the Company’s then outstanding securities, or (B) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a least a majority thereof unless the election of each new director was nominated, ratified or approved by at least two-thirds (2/3) of the directors then still in office who were either directors at the beginning of such period or who were elected or appointed with the approval or ratification of at least two-thirds (2/3) of the directors who were directors at the beginning of such period, or (C) a sale by the Company of all or substantially all of its business and assets to an entity which is not affiliated with the Company or (D) the Board of Directors shall have determined that an event, other than as described in clauses (A), (B) or (C) of this Section 6(e)(iii), results in a change of control. Notwithstanding the foregoing, the following stock issuances or acquisitions shall not be treated as a change of control:

(A) Any acquisitions of Common Stock or securities convertible into or exchangeable for Common Stock if such acquisition was acquired directly from the Company; and

(B) Any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan or employee stock ownership plan or any related trust.

(iv) Any material breach by the Company of the terms of this Agreement, which shall not have been cured within 30 days after notice from the Executive setting forth the nature of the breach.

(f) In the event that either (x) the Company terminates Executive’s employment other than as provided in Sections 6(a), (b) and (c) of this Agreement or (y) the Executive terminates this agreement for Good Reason, the prohibitions of Section 8 of this Agreement shall terminate and the Company shall pay to Executive as severance payments:

(i) Accrued Salary, Bonus (on a pro rata basis, based on the most recent Bonus paid or accrued to the Executive) and vacation pay through the date of termination.

(ii) The Executive’s Salary as provided in this Agreement for the balance of the Term, (B) the Bonus paid to Executive for the previous year, both of which shall be paid in twelve (12) equal monthly installments commencing within the month following the month in which Executive’s termination occurs.

(iii) Continued coverage for a period or twelve months following termination, at the Company’s expense, under medical benefit plans in effect during such period; provided, however, that in the event that the insurance carriers for such benefit plans do not permit the inclusion of individuals who are no longer employees, the Company shall pay to the Executive the amount it would pay the insurance company for the Executive’s coverage if he continued as an employee of the Company.

(g) In the event that the Company terminates this Agreement pursuant to Sections 6(a), 6(b) or 6(c) or the Executive terminates this Agreement pursuant to Section 6(b) or terminates this Agreement other than for Good Reason, the Executive shall be entitled to all accrued salary, bonus, vacation pay and other benefits through the date of his death.

(h) Any payments due to the Executive pursuant to this Agreement shall be subject to deduction for all federal and state withholding taxes, FICA, Medicare and any other applicable deductions.

7. Trade Secrets and Proprietary Information.

(a) The Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, patents, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In consideration of his employment, the Executive agrees that he will not, during or after the Term, without the consent of the Board make any disclosure of confidential information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with Company policies or instructions or authorization from the Board, (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (c) complying with legal process as provided in Section 7(b) of this Agreement, or (d) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s confidential or proprietary information or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 7, 8 and 9 of this Agreement, the term “Company” shall include the Company, its parent, its subsidiaries and affiliates.

(b) In the event that any confidential information is required to be produced by Executive pursuant to legal process, the Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event the Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner, the Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, the Executive shall make disclosure only to the extent that disclosure is required by the court order, and the Executive will exercise reasonable efforts, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) The Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in the Executive’s possession or under the Executive’s control which may contain or be derived from confidential information. To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause such information to be erased from his computer disks and all other storage media.

8. Covenant Not To Solicit or Compete.

(a) During the period from the date of this Agreement until one (1) year following the date on which Executive’s employment is terminated, subject to Section 6(f) of this Agreement, Executive will not, directly or indirectly:

(i) Persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 8 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the twelve (12) months preceding the termination of his employment;

(ii) solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment;

(iii) persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company; or

(iv) engage in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 8, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 8 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

(b) The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 7 and 8 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

9. Ownership of Intellectual Property.

(a) “Inventions” means all inventions, ideas, discoveries, developments, methods, data, information, improvements, original works, know-how, including, but not limited to, algorithms, technology, trade secrets, processes, codes and hardware (whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws) which:

(i) relate to the Company’s business at the time of conception or reduction to practice or actual or demonstrably anticipated research or development of Company that were conceived, created or developed by the Executive (whether alone or with others, whether or not during working hours or on the Company’s premises or whether or not using material or property provided by the Company) during the Term or having conceived, created or developed prior to the Term while Executive was employed by the Company; and/or

(ii) were conceived, created or developed by the Executive (whether alone or with others) during the Term, even if having possibly conceived, created or developed prior to the Term but completed while in the employ of the Company, or which result from any work performed by the Executive for Company.

(b) All Inventions are, will be, and shall constitute “works-for-hire” and the exclusive property of the Company, and the Company may use and exploit them without restriction or additional compensation to the Executive. The Executive shall promptly and fully disclose to the Company any and all Inventions. The Executive shall maintain complete written records of all Inventions and of all work or investigations done or carried out by the Executive at all stages thereof, which records shall be the exclusive property of the Company and will be treated as confidential information for all purposes of this Agreement.

(c) The Executive hereby irrevocably assigns and transfers to the Company, its successors, assigns or Affiliates, as the case may be, all of Executive’s right, title and interest in and to any Inventions without additional consideration therefor from the moment of their creation or inception, to be held and enjoyed by the Company, its successors, assigns or Affiliates, as the case may be, to the full extent of the term for which any intellectual property protection may be granted and as fully as the same would have been held by Executive had this Agreement, or such assignment or transfer not been made. In addition to the foregoing assignments of Inventions to the Company, Executive hereby irrevocably assigns and transfers to the Company: (i) all worldwide patents, trademarks, copyrights, mask works, trade secrets, applications for the foregoing and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions. Executive hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any such Inventions, even after the termination of Executive’s employment.

(d) “Moral Rights” means any right to claim authorship of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right.

(e) Executive agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of the Company, its successors, assigns or Affiliates, as the case may be, and at the Company’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other actions as the Company, its successors, assigns or Affiliates, as the case may be, shall request in order to perfect, enforce and exploit the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions (including transfer of possession to the Company, its successors, assigns or Affiliates, as the case may be, of all Inventions embodied in tangible materials), including granting Company a non-revocable, royalty-free license in any pre-existing works. Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further perfect the and enforce the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions and to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to the Inventions with the same legal force and effect as he had executed them himself. The Executive shall receive no additional compensation for complying with Executive’s obligations under this Section 9. The Executive agrees that to the extent this Agreement shall be construed in accordance with the laws of any state that limits the assignability to the Company, its successors, assigns or Affiliates, as the case may be, of the Inventions, this Agreement shall be interpreted not to apply to any Invention which a court rules or the Company agrees is subject to such state limitation.

(f) Any copyrightable work created by the Executive in connection with or during the performance of his employment duties, whether published or unpublished, shall be the property of the Company as author and owner of copyright in such work.

(g) The Executive warrants and represents that there are no Inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, or other intellectual property owned by him prior to entering into employment with the Company hereunder, and that he has not executed and will not execute any document or instrument in conflict herewith.

(h) An “Affiliate” shall mean any person or entity which controls, is controlled by or is under common control with the Company.

10. Injunctive Relief. The Executive agrees that his violation or threatened violation of any of the provisions of Sections 7, 8 or 9 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, the Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting the Executive from any violation or threatened violation of such provisions and compelling the Executive to comply with such provisions. This Section 10 shall not affect or limit, and the injunctive relief provided in this Section 10 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by the Executive. Subject to Section 8(b) of this Agreement, the provisions of Sections 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement and the Executive’s employment.

11. Indemnification. The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, By-Laws, and the Delaware General Corporation Law.

12. Mutual Releases.

(a) For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive does hereby release and discharge, to the maximum extent permitted by law, the Company, its directors and officers acting in such capacities, and its attorneys and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Releasees”) from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them, Executive and his heirs, executors and administrators ever had, now have or in the future can, shall or may have, against any of the Company Releasees for, upon or by reason or any matter, cause or thing arising from the beginning of the world to the date of this Release; provided, however, nothing in this Section 12(a) shall in any manner reduce, release or otherwise affect any of the Company’s obligations under this Agreement or any indemnification agreement to which the Company and Executive are parties.

(b) For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company does hereby release and discharge, to the maximum extent permitted by law, Executive and his heirs, executors, administrators, successors and assigns (collectively, the “Executive Releasees”) from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them, the Company and its successors and assigns ever had, now have or in the future can, shall or may have, against any of the Executive Releasees for, upon or by reason or any matter, cause or thing arising from the beginning of the world to the date of this Release; provided, however, nothing in this Section 12(b) shall in any manner reduce, release or otherwise affect any of the Executive’s obligations under this Agreement or any indemnification agreement to which the Company and Executive are parties.

13. Representations and Warranties of the Parties.

(a) The Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b) The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

14. Miscellaneous.

(a) The Executive will cooperate with the Company in connection with any application by the Company’s to obtain key-man life insurance on his life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submission to a physical.

(b) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 14(b), to the parties at their respective addresses set forth at the beginning of this Agreement or by electronic delivery to the telecopier or email set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent. If no telecopier number is provided for either party, notice to such party shall not be sent by telecopier.

(c) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws except that the provisions of Section 11 shall be governed by the Delaware General Corporation law.

(d) Except for actions, suits, or proceedings taken pursuant to or under Section 6, 7, 8 or 9 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in New York City before a single arbitrator under the rules of the American Arbitration Association. The award of the arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator shall have the power, in his discretion, to award counsel fees and costs to the prevailing party. The arbitrator shall have no power to modify or amend any specific provision of this Agreement except as expressly provided in Section 14(c) of this Agreement.

(e) Notwithstanding the provisions of Section 14(b) of this Agreement, with respect to any claim for injunctive relief or other equitable remedy pursuant to Section 10 of this Agreement or any claim to enforce an arbitration award or to compel arbitration, the parties hereby (i) consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York or Westchester, (ii) agree that any process in any action commenced in such court under this Agreement may be served upon him personally, either (A) by certified or registered mail, return receipt requested, or by Federal Express or other courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City or Suffolk County, as the case may be, or (B) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(f) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 8 of this Agreement, so that it complies with applicable law.

(g) This Agreement constitute the entire agreement of the Company and the Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including the Prior Employment Agreement and any and all other previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement (except that any non-disclosure provisions contained therein, which shall continue in effect except to the extent modified by this Agreement). This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h) Neither party hereto shall have the right to assign or transfer any of its or his rights hereunder except in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(i) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(j) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(k) No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Telecopier and Email	Signature

QUEST PATENT RESEARCH CORPORATION

	By:	/s/ William Ryall Carroll
Dr. William Ryall Carroll, director

	By:	/s/ Timothy J. Scahill
Timothy J. Scahill, director

/s/ Jon C. Scahill
Jon C. Scahill